Exhibit 107

Calculation of Filing Fee Tables

FORM S-1

(Form Type)

CervoMed Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)(2)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	457(c)	5,064,570	$23.96	$121,329,624.42	$0.00014760	$17,908.25
		Total Offering Amounts						$17,908.25
		Total Fees Previously Paid						--
		Total Fee Offsets						--
		Net Fee Due						$17,908.25

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers such an indeterminate amount of shares of common stock of the registrant as may become issuable to prevent dilution resulting from stock splits, stock dividends and similar events.

(2)

The amount registered consists of (i) 2,083,262 shares of common stock of the registrant held by selling stockholders, (ii) 449,023 shares of common stock of the registrant issuable upon the exercise of 449,023 pre-funded warrants of the registrant held by a selling stockholder, and (iii) 2,532,285 shares of common stock of the registrant issuable upon the exercise of Series A warrants held by the selling stockholders.

(3)

Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the shares of common stock of the registrant on The Nasdaq Capital Market on May 3, 2024 (such date being within five business days of the date that this registration statement was first filed with the U.S. Securities and Exchange Commission, in accordance with Rule 457(c) under the Securities Act).